Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements:

Registration Statement (Form S-8) No. 333-191971) pertaining to the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan
Registration Statement (Form S-3 No. 333-200057)
Registration Statement (Form S-3 No. 333-200084)
Registration Statement (Form S-3 No. 333-200086) and
Registration Statement (Form S-3 No. 333-201464)

of Brixmor Property Group Inc. and in the related Prospectuses of our report dated February 19, 2015, with respect to the consolidated financial statements and schedules of Brixmor Property Group Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York
February 29, 2016